EXHIBIT 99.1d
                                                         FOR IMMEDIATE RELEASE



                 SBS TECHNOLOGIES, INC. ANNOUNCES APPOINTMENT OF
                   GRAHAME RANCE TO POSITIONS OF PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER

              CHRISTOPHER J. AMENSON REMAINS CHAIRMAN OF THE BOARD


ALBUQUERQUE, NM - MARCH 9, 2001 - SBS Technologies, Inc. (NASDAQ: SBSE), a leading designer and manufacturer of embedded computer solutions for the telecommunications infrastructure, commercial and aerospace markets, today announced the appointment of Grahame Rance to the positions of President and Chief Executive Officer, and member of the Board of Directors, effective March 9, 2001. Rance succeeds Christopher J. Amenson, who will remain as Chairman of the Board of Directors.

Chris Amenson stated, "I am leaving full-time employment with SBS to free my time for the pursuit of faith-based service to the community at large, and to spend more time with my family. I have thoroughly enjoyed the opportunity to lead such an outstanding group of employees, and to help build a market leading company. I will assist Grahame in assuming the leadership of this company, and disengage over a sufficient period of time to effect a smooth transition," Amenson continued.

"The Search Committee of our Board of Directors conducted an extensive search to find a successor to Chris Amenson. Graham Rance emerged with the perfect set of qualifications, and we are delighted with his decision to join SBS," said Lawrence A. Bennigson, member of the Board of Directors and Chairman of the Search Committee. "Chris has done an excellent job of building the company and creating a base for future growth. We applaud him, and we wish him well in his new career. We have in Grahame a leader who has the skills and experience to build on the capabilities we now have and to lead the continued growth of our company," Bennigson continued.

"SBS has become an excellent enterprise, filling the needs of the telecom, industrial and military OEM markets for firms with whom I am very familiar," said Rance. "I believe we have the opportunity to continue to rapidly grow SBS and capitalize on its technology and market position. This is just the type of public company that I look forward to leading," Rance continued.

Rance's work experience includes senior management responsibility for manufacturing, research and development, business development, technology management, commercial and technical operations and sales and marketing. His international experience has involved managing operations in Europe, North America and Asia Pacific. Rance, 48, has been President and Chief Executive Officer of Caspian Networks, a new Internet infrastructure company designing a new generation of equipment for the heart of the largest networks in the world, from October 1999 until his resignation to join SBS.

Prior to joining Caspian, Rance was with Nortel Networks. As Vice President and General Manager of Nortel Networks, Grahame led the division that introduced Succession, Nortel's high-profile public network infrastructure intended to replace its flagship DMS circuit switch products. Grahame created the original business case and network architecture for the group and was responsible for its technology, business development and global marketing divisions. Grahame held a number of key executive roles in his 17 years with Nortel prior to Succession. From 1993 to 1996, he served as Managing Director of Nortel South Asia, headquartered in New Delhi, and was responsible for establishing and developing Nortel's business in the region.


                                     -more-

SBS TECHNOLOGIES, INC. ANNOUNCES APPOINTMENT OF GRAHAME
RANCE
PAGE 2


From 1989 to 1993, Grahame was head of Nortel's data networking division across Asia Pacific, based in Australia and Singapore, and made the region Nortel's second most profitable after Europe. From 1982 to 1985, Grahame held product line management roles at Nortel's data networks division headquarters in Ottawa, Canada, with positions in technical operations and marketing. In addition, Grahame acquired marketing expertise serving as Nortel's U.S. data networks marketing director from 1986 to 1989. His work helped Nortel become the leading supplier of packet switching networks to public carriers in the U.S.

The Company will host a conference call to introduce Grahame Rance at 10:00 a.m. Eastern Time, Friday, March 9, 2001. To access the call, dial toll-free (888) 603-9752, or international dial (712) 257-2597. The passcode for the conference call is "SBS." The call will also be webcast live, and later archived, on the Investor Relations page of the Company's web site WWW.SBS.COM. An audio replay of the call is available by dialing (888) 562-6205, or international (402) 280-9993. There is no passcode for the replay. The replay will be available following the conclusion of the call through 5:00 p.m. Eastern Time, Friday, March 30, 2001.

ABOUT SBS TECHNOLOGIES, INC.
SBS Technologies, Inc. (Nasdaq: SBSE) is a leading designer and manufacturer of open-architecture, standard bus embedded computer components that system designers can easily utilize to create a custom solution specific to the user's unique application. SBS embedded computer components are used in OEM applications such as telecommunications base stations and routers, medical imaging machines, automation and control equipment, and aerospace devices. SBS product lines include CPU boards, input/output (I/O) modules, avionics modules and analyzers, computer interconnection and expansion units, and complete computer systems.

This release contains forward-looking statements regarding future events or the future financial performance of SBS that are subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among these factors are: management succession and transition, business and economic conditions generally, and in the markets addressed by SBS' products; customer acceptance of and demand for SBS' products; SBS' ability to design, test and introduce new products on a timely basis; and the risk factors listed in SBS' Form 10-K for the year ended June 30, 2000 filed with the Securities and Exchange Commission on September 22, 2000.
                                       ###
                                                       Contact: Jennifer D. Wade
                                                     Manager, Investor Relations
                                                             Tel. (505) 875-0600
                                                             Fax. (505) 875-0404
                                                            email: jwade@sbs.com